Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION RELEASES INFORMATION REGARDING

CONTEMPLATED COMBINATION OF SPRINT AND CLEARWIRE

Boston, Massachusetts – December 18, 2012: American Tower Corporation (NYSE: AMT) today released information about its business in light of Sprint’s contemplated acquisition of 100% ownership of Clearwire, which is subject to regulatory approval. For the quarter ended September 30, 2012, Sprint and Clearwire accounted for approximately 15% and 3%, respectively, of American Tower’s consolidated operating revenues. American Tower currently has separate leases for antenna space with Sprint and Clearwire on the same site at approximately 1,800 communications sites owned or operated by American Tower. The revenue generated from Clearwire on these sites represented approximately 1% of American Tower’s consolidated operating revenues for the quarter ended September 30, 2012. The average remaining current term on the long-term lease arrangements on these sites with Sprint and Clearwire is approximately nine and five years, respectively.

American Tower is a leading independent global owner, operator and developer of wireless communications sites. American Tower currently owns and operates over 50,000 communications sites in the United States, Brazil, Chile, Colombia, Ghana, India, Mexico, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

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